EXHIBIT 5

                         INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT, dated July 23, 1996, between Composite Income Fund, Inc., a Washington corporation (the "Fund") and Composite Research & Management Co., a Washington corporation (the "Manager").

                               W I T N E S S E T H

     WHEREAS, the Fund is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to retain the Manager to render investment management services to the Fund, and the Manager is willing to render such services;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

     1. Appointment. The Fund hereby appoints the Manager to act as investment manager to the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

     2. Management. Subject to the supervision of the Board of Directors of the Fund, the Manager shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase, retention and disposition of securities therefor, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information (as such terms are hereinafter defined) and resolutions of the Fund's Board of Directors and subject to the following understandings:

          (a) The Manager shall provide supervision of the Fund's investments, furnish a continuous investment program for the Fund's portfolio and determine from time to time what securities will be purchased, retained, or sold by the Fund, and what portion of the assets will be invested or held as cash.

          (b) The Manager shall use reasonable care and judgment in the management of the Fund's portfolio.

          (c) The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation (as hereinafter defined) of the Fund and by the investment policies of the Fund as determined by the Board of Directors of the Fund and set forth in the Prospectus and Statement of Additional Information. All acts of the Manager shall conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

          (d) The Manager shall determine the securities to be purchased or sold by the Fund and at the Fund's expense, and shall place orders for the purchase and sale of portfolio securities pursuant to its determinations with brokers or dealers selected by the Manager. In executing portfolio transactions and selecting brokers or dealers, the Manager shall use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Manager may consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Manager also may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Manager exercises investment discretion. The Manager is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting the transaction if the Manager determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Manager to the Fund and/or other accounts over which the Manager exercises investment discretion.

          (e) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other fiduciary accounts for which it has investment responsibility, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so sold or purchased in order to obtain the best execution, most favorable net price or lower brokerage commissions. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other fiduciary accounts.

          (f) On each business day the Manager shall provide a list of all transactions concerning the Fund's assets.

          (g) When the Manager makes investment recommendations for the Fund, its personnel shall not inquire or take into consideration whether the issuer of the securities proposed for purchase or sale for the Fund's account is a customer of any affiliate of the Manager. In dealing with commercial customers, the Manager's affiliates shall not inquire or take into consideration whether securities of those customers are held by the Fund.

     3. Services Not Exclusive. The investment management services rendered by the Manager hereunder to the Fund are not to be deemed exclusive, and the Manager shall have the right to render similar services to others, including, without limitation, other investment companies.

     4. Expenses. During the term of this Agreement, the Manager shall pay all expenses incurred by it in connection with its activities under this Agreement including the salaries and expenses of any of its officers or employees who act as officers, directors or employees of the Fund but excluding the cost of securities purchased for the Fund and the amount of any brokerage fees and commissions incurred in executing portfolio transactions for the Fund, and provide the Fund with suitable office space. Other expenses to be incurred in the operation of the Fund (other than those borne by any third party), including taxes, interest, brokerage fees and commissions, if any, fees of directors who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of the Manager or the Fund's administrator or any of their affiliates, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of maintaining corporate existence, costs of independent pricing services, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing, printing and distributing prospectuses, costs of stockholders' reports and corporate meetings, costs of implementing and operating the Fund's service plan, and any extraordinary expenses will be borne by the Fund. If, in any fiscal year, the sum of the Fund's expenses (excluding taxes, interest and brokerage fees but including the management fee) exceeds 1.5% of the average net assets of the Company up to $30 million, 1% of such net assets between $30 million and $130 million, and .75% of such net assets over $130 million, or alternatively (as defined under the securities regulations of any state having jurisdiction over the Fund) the expense limitations of any such state, it will reimburse the Fund for such excess.

     5. Compensation. For the services provided pursuant to this Agreement, the Fund shall pay to the Manager as full compensation therefor a monthly fee computed on the average daily net assets of the Fund equal to .625% per annum up to the first $250 million; on assets in excess of $250 million, the fee decreases to .50%. The Fund acknowledges that the Manager, as agent for the Fund, will allocate a portion of the fee equal to .15% of such assets to Murphey Favre Securities Services, Inc. for administrative services, portfolio accounting and regulatory compliance systems and a portion of the fee equal to .125% of such assets to Murphey Favre, Inc. for shareholder servicing activities.

     6. Limitation of Liability. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in
          Section 36(b) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     7. Delivery of Documents. The Fund has heretofore delivered to the Manager true and complete copies of each of the following documents and shall promptly deliver to it all future amendments and supplements thereto, if any:

          (a) Articles of Incorporation of the Fund (such Articles as presently in effect and as amended from time to time, the "Articles of Incorporation");

          (b)  Bylaws of the Fund;

          (c) Resolutions of the Board of Directors of the Fund authorizing the appointment of the Manager and approving the form of this Agreement;

          (d) Registration Statement under the Securities Act of 1933 and under the 1940 Act of the Fund on Form N-1A, and all amendments thereto, as filed with the Securities and Exchange Commission (the "Registration Statement") relating to the Fund and the shares of the Fund's common stock;

          (e) Notification of Registration of the Fund under the 1940 Act on Form N-8A;

          (f) Prospectus of the Fund (such prospectus as presently in effect and/or as amended or supplemented from time to time, the "Prospectus"); and

          (g) Statement of Additional Information of the Fund (such statement as presently in effect and/or as amended or supplemented from time to time, the "Statement of Additional Information").

     8. Duration and Termination. This Agreement is a continuation of the agreement dated July 29, 1982. Unless terminated herein, this
          Agreement shall continue in effect provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund's Board of Directors who are not parties to the Contract or "interested persons" to any such party, cast in person at a meeting called for that purpose, or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, (a) this Agreement may be terminated at any time, without the payment of any penalty, by either the Fund (by vote of the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund) or the Manager, on sixty (60) days prior written notice to the other and (b) shall automatically terminate in the event of its assignment. As used in this Agreement, the terms "majority of the outstanding voting securities", "interested persons" and "assignment" shall have the meanings assigned to such terms in the 1940 Act.

     9. Amendments. No provision of this Agreement may be amended, modified, waived or supplemented except by a written instrument signed by the party against which enforcement is sought. No amendment of this Agreement shall be effective until approved in accordance with the provisions of the 1940 Act.

     10. Use of Manager's Name and Logo. The Fund agrees that it shall furnish to the Manager, prior to any use or distribution thereof, copies of all prospectuses, statements of additional information, proxy statements, reports to stockholders, sales literature, advertisements, and other material prepared for distribution to stockholders of the Fund or to the public, which in any way refer to or describe the Manager or which include any trade names, trademarks or logos of the Manager or of any affiliate of the Manager. The Fund further agrees that it shall not use or distribute any such material if the Manager reasonably objects in writing to such use or distribution within five
          (5) business days after the date such material is furnished to the Manager. The provisions of this section shall survive termination of this Agreement.

     11. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, if to the Fund: 601 W. Main Ave., Suite 801, Spokane, Washington 99201; or if to the Manager:
          1201 Third Avenue, Suite 1220, Seattle, Washington 98101; or to either party at such other address as such party shall designate to the other by a notice given in accordance with the provisions of this section.

     12.  Miscellaneous.

          (a) Except as otherwise expressly provided herein or authorized by the Board of Directors of the Fund from time to time, the Manager for all purposes herein shall be deemed to be an independent contractor and shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

          (b) The Fund shall furnish or otherwise make available to the Manager such information relating to the business affairs of the Fund as the Manager at any time or from time to time reasonably requests in order to discharge its obligations hereunder.

          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Washington and shall inure to the benefit of the parties hereto and their respective successors.

          (d) If any provision of this Agreement shall be held or made invalid or by any court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first above-written.

COMPOSITE INCOME FUND, INC.

/s/WILLIAM G. PAPESH                 Date-------------------------------
President

COMPOSITE RESEARCH & MANAGEMENT CO.

/s/WILLIAM G. PAPESH                 Date-------------------------------
President